Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Qwest Communications International Inc.
We consent to the use of our reports dated February 16, 2010, with respect to the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 10-K of Qwest Communications International Inc. incorporated by reference in this Registration Statement on Form S-4 and to the references to our firm under the headings, “Selected Historical Financial Data of Qwest” and “Experts” in the joint proxy statement-prospectus, which is part of this Registration Statement.
Our report with respect to the consolidated financial statements refers to the Qwest Communications International Inc.’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FASB Accounting Standards Codification (ASC) 740), effective January 1, 2007, and FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (ASC 470), and FSP Emerging Issues Task Force 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (ASC 260), effective January 1, 2009.
/s/ KPMG LLP
Denver, Colorado
June 2, 2010